EXHIBIT 10.92

CMGI, INC.

SUMMARY SHEET

OF

CERTAIN COMPENSATION TO

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

All of the directors of the Company receive reimbursement of expenses incurred with respect to attendance at meetings of the Board of Directors and meetings of committees thereof.

The Board of Directors has adopted a Director Compensation Plan pursuant to which all directors are eligible to participate, other than any director who (i) is an employee of the Company or any of its subsidiaries or affiliates or (ii) unless otherwise determined by the Board, is an affiliate, employee or designee of an institutional or corporate investor in the Company (an “Affiliated Director”). Pursuant to the Director Compensation Plan, each participating director who is serving as a director on the last day of any fiscal quarter shall receive a payment for such quarter of $12,500. Each participating director who is serving as the chairperson of a committee of the Board of Directors on the last day of any fiscal quarter shall receive a payment of $1,250, provided, however, that the chairperson of the Audit Committee on the last day of any fiscal quarter shall receive a payment of $2,500. Each participating director who attends a telephonic meeting of the Board of Directors or a committee thereof shall receive a meeting fee of $500. Each participating director who attends a meeting of the Board of Directors or a committee thereof, where a majority of the directors attend such meeting in person, shall receive a meeting fee of $1,000.

Each of the directors has entered into an Indemnification Agreement with the Company providing that the Company shall indemnify the director to the fullest extent authorized or permitted by applicable law in the event that the director is involved in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought by or in the right of the Company or by any other party and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the director is or was a director of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and penalties, provided that the director shall not have been finally adjudged to have engaged in willful misconduct or to have acted in a manner which was knowingly fraudulent or deliberately dishonest, or had reasonable cause to believe that his or her conduct was unlawful.

1999 Stock Option Plan for Non-Employee Directors

All directors of the Company are eligible to receive non-statutory stock options to purchase shares of Common Stock under the Company’s 1999 Stock Option Plan for Non-Employee Directors, as amended (the “Director Plan”), except for any Affiliated Director.

Each eligible director who is elected to the Board for the first time will be granted an option to acquire 200,000 shares of Common Stock (the “Initial Option”). Each Affiliated Director who ceases to be an Affiliated Director will be granted, on the date such director ceases to be an Affiliated Director but remains as a member of the Board of Directors, an Initial Option to acquire 200,000 shares of Common Stock under the Director Plan. Each Initial Option will vest and become exercisable as to  1/36th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a director on such monthly anniversary date.

On each anniversary of the grant of the Initial Option, each eligible director will automatically be granted an option to purchase 24,000 shares of Common Stock (an “Annual Option”), provided that such eligible director serves as a director on the applicable anniversary date. Each Annual Option granted prior to March 12, 2003 shall vest and become exercisable as to  1/12th of the number of shares originally subject to the option on each monthly anniversary date of the date of grant commencing on the 37th monthly anniversary date of the date of grant of such Annual Option, provided that the optionee serves as a director on such monthly anniversary date. Each Annual Option granted on or after March 12, 2003 shall vest and become exercisable as to  1/36th of the number of shares originally subject to the option on each monthly anniversary date of the date of grant of such Annual Option, provided that the optionee serves as a director on such monthly anniversary date; and provided further that the maximum number of shares of Common Stock that may vest in any 48-month period shall not exceed 200,000.

The option exercise price per share for each option granted under the Director Plan shall equal the closing price of the Common Stock on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the Director Plan shall terminate, and may no longer be exercised, on the date that is ten years after the date of grant of such option.

EXECUTIVE OFFICERS

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company’s executive officers. The following table sets forth the annual salary rates (effective November 1, 2005), target bonus under the Company’s FY 2006 Executive Management Incentive Plan and target grant under the Company’s FY 2006 Restricted Stock Grant Bonus Plan for the Company’s executive officers.

Executive Officer	Base Salary	Target Bonus Under FY 2006 Executive Management Incentive Plan	Target Grant Under FY 2006 Restricted Stock Grant Bonus Plan
Joseph C. Lawler	$550,000	$687,500	N/A
Thomas Oberdorf	$340,000	$204,000	90,000
Peter L. Gray	$235,000	$117,500	50,000
Daniel F. Beck	$300,000	$180,000	90,000
W. Kendale Southerland	$325,000	$195,000	90,000
William R. McLennan	$340,000	$204,000	90,000